Exhibit 99.1

Medalist Diversified REIT, Inc. Announces the Appointment of Francis P. Kavanaugh to its Board of Directors

RICHMOND, VA, May 24, 2023. Medalist Diversified REIT, Inc. (NASDAQ:MDRR) (the “Company”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing commercial real estate in the Southeast region of the U.S., today announced the appointment of Francis P. Kavanaugh to its Board of Directors (the “Board”), effective immediately.

Mr. Kavanaugh has also been appointed as a member of the previously disclosed Special Committee of the Board charged with exploration of potential strategic alternatives in order to maximize stockholder value.

Mr. Kavanaugh has 30+ years of diverse experience in real estate investment, business restructuring, and operational leadership. Mr. Kavanaugh is currently employed as a Managing Director of Fort Ashford Funds, LLC. He has served as its manager since the company’s inception in 2004. “We are pleased to add a leader of Frank’s caliber to our Board,” said Bill Elliott, President and Chief Operating Officer. “We understand the value of having experienced, diverse and independent perspectives in our boardroom and have taken significant steps to ensure the Board reflects an appropriate mix of backgrounds. Mr. Kavanaugh brings substantial expertise and a new perspective to the Board. The addition of Mr. Kavanaugh reflects our commitment to enhancing value for our stockholders. We look forward to optimizing the Company’s exploration of potential strategic alternatives with Mr. Kavanaugh’s strong operational leadership background and vision for strategic changes.”

"I appreciate the Board and Special Committee’s decision,” said Frank Kavanaugh. “It emphasizes their efforts for transparency and thorough evaluation of all strategic options, all while maintaining a core focus on prioritizing the best interests of the stockholders."

Concurrently with his appointment to the Board, Mr. Kavanaugh and the Company have entered into a cooperation agreement, which will be included as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are not historical and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate, “may,” “will,” “should” and “could.” Forward-looking statements are based upon the Company’s present expectations, but are not guarantees or assurances as to future developments or results. Factors that may cause actual developments or results to differ from those reflected in forward-looking statements include, without limitation, those included in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes and new developments except as required by law or regulation.

Brent Winn

Medalist Diversified REIT, Inc.

brent.winn@medalistprop.com